Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports (1) dated March 13, 2007 with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company, and (2) dated April 10, 2007, with respect to the subaccounts of Transamerica Occidental Life Insurance Company Separate Account VUL-4, both included in Post-Effective Amendment No. 10 to the Registration Statement (Form N-6 No. 333-47406, 811-10167) and the related Statement of Additional Information in the Prospectus of Transamerica Occidental Life Separate Account VUL-4.




/s/ERNST & YOUNG, LLP



Los Angeles, California
April 27, 2007